Exhibit 99.1

Parkway Acquisition Corp. Announces Third Quarter 2020 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, November 6, 2020 /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced third quarter 2020 earnings.

Parkway recorded net income of $1.4 million, or $0.23 per share, for the quarter ended September 30, 2020 compared to $1.1 million, or $0.18 per share, for the second quarter of 2020, and $2.0 million, or $0.33 per share, for the third quarter of 2019. “We continue to be impacted by the COVID-19 pandemic but remain pleased with our performance despite the challenging environment,” said Blake Edwards, President and Chief Executive Officer. He continued, “Our net interest margin continues to be negatively impacted by the Federal Reserve’s lowering of the fed funds rate in March, and we continue to increase loan loss reserves in response to unemployment rates and current economic conditions. On a positive note, our team’s tremendous work in originating Small Business Administration Paycheck Protection Program (“SBA-PPP”) loans has helped to offset at least a part of these negative impacts. In addition to the direct interest and fee income on SBA-PPP loans we have also used this program to grow our overall customer base. Approximately forty percent of the SBA-PPP loans originated by our bank were for individuals and small businesses that did not have an existing customer relationship with Skyline. Many of these customers have now opened other deposit and loan accounts with us and we hope will remain customers of our bank for years to come.”

Edwards concluded, “COVID-19 will continue to impact our operations in the near term. Fee income from SBA-PPP loans will likely have a positive impact on earnings in the future while low interest rates will continue to compress our net interest margin and prolonged economic deterioration may require further additions to loan loss reserves. However, despite the short-term impacts of COVID-19, we continue to believe we are well positioned for growth and success in the future.”

Executive Summary

●	Net income was $1.4 million in the third quarter of 2020, compared to $1.1 million in the second quarter of 2020, and $2.0 million in the third quarter of 2019.
●	Earnings per share were $0.23 in the third quarter of 2020, compared to $0.33 in the third quarter of 2019.
●

Net interest margin (“NIM”) was 3.75% for the third quarter 2020, compared to 3.95% in the second quarter of 2020, and 4.51% in the third quarter of 2019. The NIM compression is a reflection of the exceptionally low interest rate environment as well as continual competitive pressure on loan rates.

●

Net loans were $672.9 million at September 30, 2020, up 4.18% and 20.55% when compared to June 30, 2020 and September 30, 2019, respectively. The increase reflects $79.4 million in SBA-PPP loans, as well as organic growth in our expanding markets.

●

Total deposits were $714.0 million at September 30, 2020, up 3.30% and 18.62% when compared to June 30, 2020 and September 30, 2019, respectively. The increase primarily reflects deposit growth attributed to the SBA-PPP loan program and growth generated from recent branch expansions.

●	Return on average assets was 0.70% for the quarter ended September 30, 2020, compared to 0.58% and 1.19% for the second quarter of 2020 and third quarter of 2019, respectively.
●	Return on average equity was 6.73% for the quarter ended September 30, 2020, compared to 5.36% and 10.16% for the second quarter of 2020 and third quarter of 2019, respectively.

Balance Sheet Review

Total assets increased in the third quarter of 2020 by $22.8 million, or 2.87%, to $817.0 million at September 30, 2020 from $794.2 million at June 30, 2020, and increased by $110.7 million, or 15.67%, from $706.3 million at December 31, 2019. The increase in total assets during the quarter was mainly related to growth in loans and deposits from recent branch expansion activities as well as organic growth in our existing markets.

Total loans increased during the third quarter by $27.1 million, or 4.17%, to $677.7 million at September 30, 2020 from $650.6 million at June 30, 2020, and increased by $107.3 million, or 18.83% compared to $570.4 million at December 31, 2019. Gross loans increased during the third quarter of 2020 due primarily to organic loan growth throughout our market area. The majority of the year over year growth came as a result of approximately $81.9 million in SBA-PPP loan originations.

Total deposits increased in the third quarter of 2020 by $22.8 million, or 3.30%, to $714.0 million at September 30, 2020 from $691.2 million at June 30, 2020, and increased $102.8 million, or 16.82% compared to $611.2 million at December 31, 2019. Core deposits (demand accounts, money markets and savings) have increased steadily, and were 72.69% of total deposits at September 30, 2020. These core deposits represented 86.02% of the third quarter 2020 deposit growth. The increase during the third quarter of 2020 can be primarily attributed to the Bank’s branch expansion activities combined with organic deposit growth. Much of our deposit growth this year can be directly attributed to customer proceeds from various government stimulus programs and SBA-PPP loans. Future runoff of these deposits may limit overall deposit growth in the near term.

Stockholders’ equity increased by $572 thousand, or 0.69%, to $83.7 million at September 30, 2020 from $83.1 million three months earlier, and increased $2.3 million, or 2.76%, from $81.4 million at December 31, 2019. The increase during the quarter was primarily due to earnings of $1.4 million, offset by dividend payments of $788 thousand. Book value increased from $13.27 per share at December 31, 2019, and $13.71 per share at June 30, 2020, to $13.81 per share at September 30, 2020.

Results of Operations for the Three Months ended September 30, 2020 and 2019

Parkway recorded net income of $1.4 million, or $0.23 per share, for the quarter ended September 30, 2020 compared to net income of $2.0 million, or $0.33 per share, for the same period in 2019. Income tax expense totaled $358 thousand for the third quarter of 2020 compared to $511 thousand for the third quarter of 2019. Net income before income taxes totaled $1.8 million, or $0.29 per share, for the quarter ended September 30, 2020 compared to $2.5 million, or $0.41 per share, for the same period in 2019. Third quarter earnings represented an annualized return on average assets (“ROAA”) of 0.70% and an annualized return on average equity (“ROAE”) of 6.73% for the quarter ended September 30, 2020, compared to 1.19% and 10.16%, respectively, for the quarter ended September 30, 2019.

Total interest income increased by $20 thousand for the quarter ended September 30, 2020 compared to the quarter ended September 30, 2019, while interest expense on deposits and borrowings increased by $101 thousand over the same period. Interest income on loans increased by $180 thousand from the quarter ended September 30, 2019 compared to September 30, 2020. The increase in interest income was attributable primarily to the loan growth experienced in the fourth quarter of 2019 as well as an increase of $107.3 million in gross loans in the first nine months of 2020. The third quarter of 2020 included income from SBA-PPP loans totaling $401 thousand.

Accretion of purchased loan discounts increased interest income by $233 thousand in the third quarter of 2020 compared to $430 thousand in the third quarter of 2019, representing a decrease of $197 thousand. Interest earned from deposits with correspondents and federal funds sold decreased by $86 thousand for the quarter ended September 30, 2020 compared to the quarter ended September 30, 2019, due to the Fed rate reductions during the second half of 2019 and first quarter of 2020. Interest earned on investments decreased by $75 thousand for the third quarter of 2020 compared the same period last year, primarily as a result of the changes in the portfolio balances in the quarterly comparisons.

Interest expense on deposits increased by $78 thousand for the quarter ended September 30, 2020 compared to the quarter ended September 30, 2019, as a result of the increase in interest bearing deposit balances of $55.7 million from September 30, 2019 to September 30, 2020. Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $42 thousand in the third quarter of 2020, compared to $90 thousand in the third quarter of 2019, representing a decrease of $48 thousand. Interest on borrowings increased $23 thousand for the third quarter of 2020 compared to the third quarter of 2019 as a result of $10.0 million in borrowings with the Federal Home Loan Bank in September 2019 as well as borrowings of $5.4 million from the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) in the second quarter of 2020.

The provision for loan losses was $291 thousand for the quarter ended September 30, 2020, compared to $151 thousand for the quarter ended September 30, 2019. The increase in the provision was due mainly to growth in the Bank’s loan portfolio as well as management’s assessment of the impact of the COVID-19 pandemic on certain qualitative and environmental factors. The reserve for loan losses at September 30, 2020 was approximately 0.71% of total loans, compared to 0.71% at September 30, 2019. Since SBA-PPP loans carry a 100% government guaranty, management does not anticipate any material credit losses attributable to these loans. Management’s estimate of probable credit losses inherent in the acquired Great State Bank and Cardinal Bankshares Corporation loan portfolios was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans. As of September 30, 2020, the remaining unaccreted discount on the acquired loan portfolios totaled $2.2 million.

Total noninterest income was $1.4 million in the third quarter of 2020 compared to $1.3 million in the third quarter of 2019. The increase was primarily a result of an increase in mortgage origination income of $96 thousand, an increase of $54 thousand in realized gains, offset by a decrease in service charges on deposit accounts of $94 thousand. Deposit account-based service charges and fees reflect the impact of waived deposit and transaction fees in the quarterly comparisons, as a result of the COVID-19 pandemic. Increased demand for mortgage products primarily driven by lowered interest rates resulted in mortgage origination fees of $185 thousand for the third quarter of 2020 compared to $89 thousand for the third quarter of 2019.

Total noninterest expenses increased by $675 thousand for the quarter ended September 30, 2020 compared to the quarter ended September 30, 2019. Salary and benefit costs increased by $284 thousand mainly due to addition of new employees to staff our newly opened Mocksville, Lenoir, Hickory, and Hudson, North Carolina locations. In addition to branch staffing, the Bank added three commercial lenders to existing markets in the second half of 2019, whose salary and benefit costs therefore were not reflected in the 2019 third quarter numbers. Occupancy and equipment expenses increased by $94 thousand and data processing expenses increased by $49 thousand from the third quarter of 2019 to 2020, due to the addition of new branch facilities. Federal Deposit Insurance Corporation (“FDIC”) assessments increased by $149 thousand as a result of the Small Bank Assessment Credits from the FDIC that we received in the third quarter of 2019. Amortization of core deposit intangibles decreased by $30 thousand in the quarter to quarter comparison.

Income tax expense decreased by $153 thousand in the quarter to quarter comparison, totaling $358 thousand for the quarter ended September 30, 2020 compared to $511 thousand for the quarter ended September 30, 2019. The decrease was mainly due to the decrease in net income before taxes of $772 thousand in the quarterly comparison.

Results of Operations for the Nine Months ended September 30, 2020 and 2019

Parkway recorded net income of $4.2 million, or $0.69 per share, for the nine months ended September 30, 2020 compared to net income of $5.4 million, or $0.88 per share, for the same period in 2019. Earnings for the first nine months of 2020 represented an annualized ROAA of 0.73% and an annualized ROAE of 6.76%, compared to 1.07% and 9.33%, respectively, for the first nine months of 2019.

For the nine months ended September 30, 2020, total interest income increased by $290 thousand compared to the nine-month period ended September 30, 2019. As noted in the above discussion, increases in interest income on loans due to loan growth and fees related to the SBA-PPP program was partially offset by decreases in interest rates and accretion of purchase discounts on acquired portfolios. Accretion of purchased loan discounts increased interest income by $938 thousand in the first nine months of 2020 compared to $1.3 million in the first nine months of 2019, representing a decrease of $413 thousand. Interest income on federal funds sold decreased by $238 thousand and interest earned on investments decreased by $289 thousand compared to the same period last year.

Interest expense on deposits increased by $468 thousand for the nine months ended September 30, 2020 compared to the same period last year. Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $150 thousand in the first nine months of 2020, compared to $310 thousand in the first nine months of 2019, representing a decrease of $160 thousand. Interest on borrowings increased by $68 thousand due to $10.0 million in borrowings from the Federal Home Loan Bank in September of 2019, and $5.4 million in borrowings through the PPPLF in the second quarter of 2020.

The provision for loan losses for the nine month period ended September 30, 2020 was $1.0 million, compared to $665 thousand for the nine month period ended September 30, 2019. During the first nine months of 2020, Parkway recognized $126 thousand in net charge-offs compared to $188 thousand in net charge-offs for the first nine months of 2019. The increase in provision for the first nine months of 2020 was due primarily to the overall loan growth experienced in the fourth quarter of 2019 and first nine months of 2020 as well as management’s assessment of the potential impact from the COVID-19 pandemic.

Noninterest income increased by $421 thousand for the first nine months of 2020, compared to the same period in 2019. The increase was mainly due to an increase in mortgage origination income of $267 thousand, and an increase in realized gains of $270 thousand, offset by a decrease in deposit account-based service charges and fees of $140 thousand, as previously discussed. Nonrecurring gains from bank premise sales totaled $122 thousand in 2019, and nonrecurring gains realized on the sale of investments totaled $315 thousand in 2020 and $45 thousand in 2019. Excluding these nonrecurring transactions, noninterest income increased by $273 thousand for the nine month period ended September 30, 2020, compared to the same period last year.

Total noninterest expenses increased by $1.4 million in the nine month period ended September 30, 2020 compared to the same period in 2019. Salary and benefit cost increased by $926 thousand due to the increase in employees resulting from branch expansion into North Carolina markets as well as the addition of commercial lenders as discussed above. Occupancy and equipment expenses increased by $213 thousand and data processing expenses increased by $201 thousand from the first nine months of 2019 to 2020, due to the addition of branch facilities. Amortization of core deposit intangibles decreased by $82 thousand for the first nine months of 2020, compared to same period in 2019.

In total, income before taxes decreased by $1.6 million over the first nine months of 2020 compared to the first nine months of 2019. As a result, income tax expense decreased by $305 thousand over the prior year, resulting in a decrease in net income of $1.2 million for the nine months ended September 30, 2020, compared to the same period in 2019.

Coronavirus (COVID-19) Response

With the COVID-19 outbreak and declaration of a pandemic by the World Health Organization on March 11, 2020, the Company has remained focused on protecting the health and safety of its employees and customers, as well as the communities served, while continuing its business operations.

Operational Initiatives

●	Pandemic response team meets on at least a weekly basis and actively monitors local and state case data, as well as guidance released by regulators and banking associations.
●	All in-person meetings are closely managed and are held on an as needed basis.
●	Some employees are working remotely, or are temporarily relocated to increase social distancing.
●	Branch and operational offices are cleaned and sanitized regularly. Employees have access to masks, gloves and disinfectant.
●

Branch lobbies are open to the public with limitations, although subject to change as case data is evaluated. Masks are required for entry, sneeze guards have been placed in customer facing areas, and social distancing signs have been placed on the floors.

●	Management provides updates to employees and directors on a regular basis.
●	Call center hours have been increased to assist with customer inquiries.

Loan Deferment Requests

The Bank, like many other financial institutions, has received requests to defer principal and/or interest payments, and has agreed to such deferrals or is in the process of doing so on a case by case basis. The banking regulatory agencies, through an Interagency Statement dated April 7, 2020, are encouraging financial institutions to work prudently with borrowers who request loan modifications or deferrals as a result of COVID-19.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), was signed into law on March 27, 2020, and provides over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for purposes of COVID-19 related modifications. A financial institution can then suspend the requirements under GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (“TDR”), and suspend any determination of a loan modified as a result of COVID-19 as being a TDR, including the requirement to determine impairment for accounting purposes. These loans are accruing interest, but the Bank is reserving for these loans separately.

The Bank began receiving requests for loan deferments on March 23, 2020. The payment accommodation provided by the Bank is generally up to three months with the Bank retaining the sole option to extend the payment accommodation for an additional three months. Payments received upon the expiration of the payment accommodation period will generally be first applied to interest accrued, then towards escrow advances, and any remaining amount towards principal. During the first nine months of 2020, the Bank approved 247 requests for loan payment deferment of approximately $65.5 million in loans, or 9.67% of the loan portfolio, as contemplated by the CARES Act. Of these deferrals, 233 totaling approximately $61.1 million had expired as of September 30, 2020 and payments have resumed. The remaining 14 of these deferments totaling approximately $4.4 million have payments scheduled to resume no later than December 31 and, as of October 31, 2020, have not requested another deferment.

Small Business Administration Paycheck Protection Program

As a qualified SBA lender, we were automatically authorized to originate SBA-PPP loans and began taking applications on April 3, 2020 until the programs ended on August 8, 2020. As of September 30, 2020, the Bank had closed and funded $81.9 million or 1,296 SBA-PPP loans.

The Bank had received $3.25 million of processing fees from the SBA through September 30, 2020. These fees, net of direct costs relating to the origination of these loans, have been deferred and are being amortized over the life of the loans. The amount of net deferred fees recorded to interest income through September 30, 2020 was approximately $679 thousand. Loan forgiveness payments will be treated as prepayments and recognized as they occur. As of September 30, 2020, the Bank had not received any SBA-PPP loan forgiveness payments.

Liquidity and Capital Resources

Parkway was well positioned with adequate levels of cash and liquid assets as of September 30, 2020, as well as borrowing capacity of over $238.5 million. At September 30, 2020, Parkway’s equity to asset ratio was 10.24% and the Bank’s capital was in excess of regulatory requirements. The Company will continue to monitor the effects of COVID-19 in determining future cash dividends and any requirements for additional capital each quarter. Parkway declared and paid dividends of $1.6 million, and had $867 thousand of stock repurchases for the first nine months of 2020.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending September 30, 2020)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

September 30, 2020; June 30, 2020; December 31, 2019; September 30, 2019

	September 30,	June 30,	December 31,	September 30,
(dollars in thousands except share amounts)	2020	2020	2019	2019
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$9,638	$11,968	$8,388	$7,913
Interest-bearing deposits with banks	36,106	36,835	34,861	30,314
Federal funds sold	888	236	1,138	2,965
Investment securities available for sale	30,411	33,006	32,881	34,702
Restricted equity securities	2,416	2,416	2,394	2,394
Loans	677,737	650,599	570,353	562,210
Allowance for loan losses	(4,794)	(4,654)	(3,893)	(3,972)
Net loans	672,943	645,945	566,460	558,238
Cash value of life insurance	18,179	18,071	17,855	17,737
Properties and equipment, net	26,835	26,074	23,437	21,387
Accrued interest receivable	2,665	2,576	2,072	2,066
Core deposit intangible	2,522	2,685	3,070	3,262
Goodwill	3,257	3,257	3,257	3,257
Deferred tax assets, net	1,454	1,588	985	1,022
Other assets	9,650	9,531	9,492	9,923
Total assets	$816,964	$794,188	$706,290	$695,180

Liabilities
Deposits
Noninterest-bearing	$221,026	$219,845	$165,900	$164,673
Interest-bearing	492,990	471,393	445,311	437,287
Total deposits	714,016	691,238	611,211	601,960

Borrowings	15,375	15,375	10,000	10,000
Accrued interest payable	212	126	132	204
Other liabilities	3,686	4,346	3,519	3,157
Total liabilities	733,289	711,085	624,862	615,321

Stockholders’ Equity
Common stock and surplus	39,885	39,885	40,752	40,889
Retained earnings	44,206	43,579	41,600	39,879
Accumulated other comprehensive loss	(416)	(361)	(924)	(909)
Total stockholders’ equity	83,675	83,103	81,428	79,859
Total liabilities and stockholders’ equity	$816,964	$794,188	$706,290	$695,180
Book value per share	$13.81	$13.71	$13.27	$12.99
Tangible book value per share	$12.85	$12.73	$12.24	$11.93

Asset Quality Indicators
Nonperforming assets to total assets	0.60%	0.60%	0.70%	0.69%
Nonperforming loans to total loans	0.73%	0.73%	0.87%	0.86%
Allowance for loan losses to total loans	0.71%	0.72%	0.68%	0.71%
Allowance for loan losses to nonperforming loans	97.02%	97.65%	78.19%	82.48%

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(dollars in thousands except share amounts)	2020	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$7,631	$7,440	$7,451	$22,490	$21,712
Interest-bearing deposits in banks	23	26	47	176	145
Federal funds sold	-	-	62	3	241
Interest on taxable securities	154	155	229	480	769
Dividends	12	50	11	80	72
	7,820	7,671	7,800	23,229	22,939
Interest expense
Deposits	848	827	770	2,508	2,040
Interest on borrowings	26	24	3	71	3
	874	851	773	2,579	2,043
Net interest income	6,946	6,820	7,027	20,650	20,896

Provision for loan losses	291	414	151	1,027	665
Net interest income after provision for loan losses	6,655	6,406	6,876	19,623	20,231

Noninterest income
Service charges on deposit accounts	354	269	448	1,044	1,184
Other service charges and fees	562	517	512	1,572	1,524
Net realized gains on securities	103	-	49	315	45
Mortgage origination fees	185	252	89	566	299
Increase in cash value of life insurance	108	108	108	324	324
Other income	85	22	67	205	229
	1,397	1,168	1,273	4,026	3,605
Noninterest expenses
Salaries and employee benefits	3,590	3,592	3,306	10,651	9,725
Occupancy and equipment	852	775	758	2,410	2,197
Foreclosed asset expense, net	2	-	-	2	2
Data processing expense	450	467	401	1,333	1,132
FDIC Assessments	60	60	(89)	135	55
Advertising	192	184	148	482	441
Bank franchise tax	133	122	111	365	333
Director fees	79	61	57	210	205
Professional fees	128	105	118	375	480
Telephone expense	101	99	102	284	282
Core deposit intangible amortization	163	192	193	548	630
Other expense	529	562	499	1,632	1,581
	6,279	6,219	5,604	18,427	17,063
Net income before income taxes	1,773	1,355	2,545	5,222	6,773

Income tax expense	358	258	511	1,034	1,339
Net income	$1,415	$1,097	$2,034	$4,188	$5,434

Net income per share	$0.23	$0.18	$0.33	$0.69	$0.88
Weighted average shares outstanding	6,060,775	6,066,704	6,174,851	6,082,950	6,179,909
Dividends declared per share	$0.13	$0.00	$0.12	$0.26	$0.24